OPTION AGREEMENT

THIS AGREEMENT made as of the 26th day of June, 2002

BETWEEN:

ROZEMARY WEBB , an individual residing at
6120 - 185A Street, Surrey, British Columbia
Canada V3S 7P9

(the " Optionor ")
OF THE FIRST PART

AND:

GILDER ENTERPRISES LTD. , a Nevada corporation, having
its registered offices at 2300 West Sahara Avenue, Suite 500,
Las Vegas, Nevada, USA 89102

(the " Optionee ")
OF THE SECOND PART

WHEREAS:

A. The Optionor is the owner of certain mining leases located near Discovery Lake in the Northwest Territories, Canada (the "Mining Leases") as more fully detailed in Schedule A;

B. The Optionor has agreed to grant an exclusive option to the Optionee to acquire an interest in and to the Mining Leases on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of Ten Dollars ($10.00) now paid by the Optionee to the Optionor (the receipt of which is hereby acknowledged), the parties agree as follows:

DEFINITIONS

1. For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)        (a) "Exploration and Development” means any and all activities comprising or undertaken in connection with the exploration and development of the
     Property, the construction of a mine and mining facilities on or in proximity to the Property, and of placing the Property into commercial production;

(b)       (b) "Exploration Expenditures" means all reasonable and necessary expenditures on Exploration and Development as determined in accordance with generally accepted accounting principles including, without limiting the generality of the foregoing:

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(i)           (i)           The cost of entering upon, surveying, prospecting and drilling on the Property;

(ii)           (ii)          The cost of any geophysical, geochemical and geological reports or surveys relating to the Property;

(iii)          (iii)        All filing and other fees and charges necessary or advisable to keep the Property in good standing with any regulatory authorities having jurisdiction;

   (iv)       All rentals, royalties, taxes (exclusive of all income taxes and mining taxes based on income and which are or may be assessed against any of the parties hereto) and any assessments whatsoever, arising as a result of the Exploration and Development activities upon the Property regardless of whether the same constitute charges on the Property;

(v)           (v)       The cost, including rent and finance charges, of all buildings, machinery, tools, appliances and equipment and related capital items that may be erected, installed and used from time to time in connection with Exploration and Development;

               (vi)      The cost of construction and maintenance of camps required for Exploration and Development;

   (vii)      The cost of transporting persons, supplies, machinery and equipment in connection with Exploration and Development;

              (viii)      All wages and salaries of persons engaged in Exploration and Development and any assessments or levies made under the authority of any regulatory body having jurisdiction with respect to such persons, and the costs of providing for the food, lodging and other reasonable needs of such persons;

               (ix)      All costs of consulting and other engineering services including report preparation related to Exploration and Development;

               (x)       The cost of compliance with all statutes, orders and regulations respecting environmental reclamation, restoration and other like work required as a result of conducting Exploration and Development; and

              (xi)      All costs of searching for, digging, working, sampling, transporting, milling, mining, smelting and refining, and otherwise procuring any minerals, gemstones, ores, and metals from and out of the Property prior to the Property being put into commercial production;

             (xii)      All other costs and expenses of whatsoever kind of nature including those of a capital nature, incurred by the Optionee with respect to
                         Exploration and Development;

(c)    "Option" means the option to acquire a 100% undivided interest in and to the Property as provided in this Agreement;

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(d)    "Option Period" means the period from the date of this Agreement to and including the date of exercise or termination of the Option;

(e)    "Property" means the Mining Leases described in Schedule "A" hereto including any replacement or successor leases, and all other mining interests derived from any such leases or any other interests into which such mining leases may have been converted;

(f)    "Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or fter the date of this Agreement and necessary for the exploration of the Property;

(g)    “DIAND” means Indian and Northern Affairs Canada;

(h)    “MVLWB” means the Mackenzie Valley Land and Water Board;

(h)    “Prospectors NSR” means the royalty payable to the prospectors who originally staked the Property, computed as 2.0% of the net smelter returns subject to a minimum $5,000 annual payment provision and a $1.0 million buy-out provision as detailed in the agreement attached hereto as Schedule
          B;

(i)      “Optionor NSR” means the royalty payable to the Optionor once the Option has been exercised pursuant to this Agreement, computed as 2.0% of the net smelter returns subject a $1.0 million rate buy-down (to 1.0%) provision as detailed in the agreement attached hereto as Schedule C; and

(j)       “Parties” means the Optionor and the Optionee, together with any of their successors, heirs, administrators, executors and permitted assignees.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR

2. The Optionor represents and warrants to and covenants with the Optionee that:

(a)    It is legally entitled to hold the Property and the Property Rights and will remain so entitled until the interest of the Optionor in the Property which is subject to the Option has been duly transferred to the Optionee as contemplated hereby;

(b)    It is and, at the time of transfer to the Optionee of an interest in the Mining Leases comprising the Property pursuant to the exercise of the Option, it will be the recorded holder and beneficial owner of all of the Mining Leases comprising the Property free and clear of all liens, charges and claims of others, except for the Prospectors NSR, and no taxes or rentals are or will be due in respect of any of the Mining Leases;

(c)    The Mining Leases comprising the Property have been to the best of the Optionor's knowledge and belief duly and validly located and recorded pursuant to the laws applicable to the jurisdiction in which the Property is situated and, except as specified in Schedule "A" and accepted by the
        Optionee, are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof and until the dates set opposite the respective names thereof in Schedule "A";

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(d)    There are no adverse claims or challenges against or to the ownership of or title to any of the Mining Leases comprising the Property, nor to the knowledge of the Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof and, other than the Prospectors NSR charge, no person has any royalty or other interest whatsoever in production from any of the
         Mining  Leases comprising the Property;

(e)    No proceedings are pending for, and the Optionor is unaware of any basis for the institution of any proceedings leading to the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(f)    There are no pending proceedings of any nature, either civil, criminal, regulatory or otherwise regarding the Property, and the Optionor is unaware of any basis for the institution of any such proceedings;

(g)    In respect of the “Prospectors NSR” $1.0 million buy-out provision, the Optionor has the right to transfer said buy-out right to the Optionee; and

(h)    The representations and warranties contained in this section are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution of this Agreement and of any transfers, assignments, deeds or further documents respecting the Property.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONEE

3.    The Optionee represents and warrants to and covenants with the Optionor that:

(a)       It has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation;

(b)       It is lawfully authorized to hold mining leases and real property under the laws of the jurisdiction in which the Property is situated;

(c)       It has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the
           Optionee or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound or to which it or the Property may be subject;

(d)       No proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionee or the placing of

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           the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(e)       The representations and warranties contained in this section are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

GRANT AND EXERCISE OF OPTION

4.       The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire a 100% undivided interest in and to the Property free and clear of all charges, encumbrances and claims, except for the Prospectors NSR.

(a)       The Option shall be exercised by the Optionee:

    (i)       Paying to the Optionor $100,000 as follows:

        (A)       $10,000 upon execution of this Agreement
        (B)       $10,000 on or before December 31, 2003;
        (C)       $25,000 on or before December 31, 2004;
        (D)       $25,000 on or before December 31, 2005;
        (E)       $30,000 on or before December 31, 2006; and

     (ii)       Incurring Exploration Expenditures of $700,000 on the Property as follows;

        (A)       $15,000 on or before December 31, 2003;
        (B)       an additional $35,000 on or before December 31, 2004;
        (C)       an additional $150,000 on or before December 31, 2005;
        (D)       an additional $500,000 on or before December 31, 2006; and

    (iii)       Executing the Optionor NSR agreement, applicable to commercial production from the Property, as detailed in Schedule C;

(b)       In respect of the Exploration Expenditures, in the event that the Optionee spends, in any of the above periods, less than the specified sum, it may pay to the Optionor the difference between the amount it actually spent and the specified sum before the expiry of that period in full satisfaction of the
            Exploration Expenditures to be incurred. In the event that the Optionee spends, in any period, more than the specified sum, the excess shall be carried forward and applied to the Exploration Expenditures to be incurred in succeeding periods;

(c)       During the term of this Agreement, the Optionee is responsible for all payments necessary to satisfy the pre-existing Prospectors NSR Agreement;
           and

(d)       If and when the Option has been exercised, a 100% undivided right, title and interest in and to the Property shall vest in the Optionee free and clear of all charges, encumbrances and

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           claims except for the Prospectors NSR and the Optionor NSR as detailed in Schedules B and C attached hereto respectively.

TRANSFER OF PROSPECTORS NSR BUY-OUT RIGHTS

5. Upon execution of this Agreement, the Optionor will deliver to the Optionee such executed documents of transfer as are required in the opinion of the Optionee's lawyers, to provide for the transfer of the Optionor’s rights to buy-out the Prospectors NSR as detailed in the agreement attached hereto as Schedule B.

TRANSFER OF TITLE

6. Upon execution of this Agreement, the Parties shall separately or jointly be entitled to record this Agreement against title to the Property.

7. Upon exercise of the Option, the Optionor shall deliver to the Optionee a duly executed bill of sale or quit claim deed and such other executed documents of transfer as are required, in the opinion of the Optionee's lawyers, for the transfer of an undivided 100% interest in the Property to the Optionee. Amongst other things, it is expected that said transfer documents would transfer the Optionor’s rights and obligations under the Prospectors NSR Agreement to the Optionee.

RIGHT OF ENTRY

8. During the Option Period, the Optionee, its servants, agents and workmen and any persons duly authorised by the Optionee, shall have the right of access to and from and to enter upon and take possession of and prospect, explore and develop the Property in such manner as the Optionee in its sole discretion may deem advisable for Exploration and Development. In this regard, the Optionee may bring upon and erect upon the Property such buildings, plant, machinery and equipment as it may deem advisable; and further, shall have the right to remove and ship therefrom and dispose of reasonable quantities of minerals, ores, gemstones and metals for the purposes of obtaining assays or making other tests.

OBLIGATIONS OF THE OPTIONEE

9. During the Option Period, the Optionee shall:

(a)       Keep the Property clear of all liens, encumbrances and other charges arising from its activities;

(b)       Carry on all of its operations on the Property in a good and workmanlike manner and in compliance with all applicable governmental regulations and restrictions including but not limited to the posting of any reclamation bonds as may be required by any governmental regulations or regulatory authorities;

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(c)       Pay or cause to be paid any rates, taxes, duties, royalties, workers’ compensation or other assessments or fees levied with respect to its operations on the Property;

(d)       Pay to the appropriate authorities all payments necessary to maintain the Property in good standing including the yearly Mining Lease maintenance payments;

(e)       Maintain books of account in respect of its Exploration Expenditures and, upon reasonable notice, shall make such books available for inspection by representatives of the Optionor;

(f)       Allow the Optionor, or any duly authorised agent or representative of the Optionor, to inspect the Property at reasonable times and intervals and upon reasonable notice given to the Optionee;

(g)       Allow the Optionor access at reasonable times to all maps, reports, sample results and other technical data prepared or obtained by the Optionee in connection with its operations on the Property; and

(h)       Indemnify and save the Optionor harmless of and from any and all costs, claims, loss and damages whatsoever incidental to or arising out of any work or operations carried out by or on behalf of the Optionee on the Property, including any liability of an environmental nature arising from the Optionee’s activities.

OBLIGATIONS OF THE OPTIONOR

10. During the Option Period, the Optionor shall:

(a)       Maintain in good standing those Mining Leases comprising the Property by the doing of all such actions which may be necessary in that regard and further, to keep such Mining Leases free and clear of all liens and other charges arising from the Optionor's activities;

(b)       The Optionor acknowledges that it assumes all risk associated with current or future orders or directions relating to environmental matters arising as a consequence of activities (and any subsequent related actions, or lack thereof,) on the Property prior to the date of this Agreement that require or may require any work, repairs, construction or expenditures as determined by DIAND, the MVLWB or any other regulatory body. Further, the Optionor assumes full responsibility with respect to all wa! ter, land use and other licences and permits pertaining to the Property whether presently outstanding or issued in the future, and any other liability or liabilities associated with the ownership of the Property. The Optionor also acknowledges that it assumes all risk for any such related liabilities arising subsequent to the date of this Agreement as a consequence of any activities, actions or lack thereof, by the Optionor.

(c)       Permit the directors, officers, employees and designated consultants of the Optionee, at their own risk and expense, access to the Property at all reasonable times;

(d)       Indemnify and save the Optionee harmless in respect of any and all costs, claims, liabilities and expenses arising out of any of the Optionor's activities on the Property;

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(e)       Permit the Optionee, at its own expense, reasonable access to the results of all work done on the Property which are in the Optionor’s possession including, without limiting the generality hereof, all exploration reports; assay results; core samples; engineering, technical and mining reports; etc.; and

(f)       Deliver to the Optionee, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionor or otherwise in its possession with respect to the Property.

TERMINATION OF OPTION

11. The Option shall terminate:

(a)     Upon the Optionee failing to incur or make any expenditure or payment which must be incurred or made in exercise of the Option; or

(b)       At any other time, by the Optionee giving notice of such termination to the Optionor.

12. If the Option is terminated, the Optionee shall deliver or make available at no cost to the Optionor within 90 days of such termination, all drill core, copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Optionee with respect to the Property and not theretofore furnished to the Optionor.

POWER TO CHARGE PROPERTY

13. At any time after the Optionee has exercised the Option, the Optionee may grant mortgages, charges or liens (each of which is herein called a "mortgage") of and upon the Property or any portion thereof, any mill or other fixed assets located thereon, and any or all of the tangible personal property located on or used in connection with the Property to secure financing for development of the Property, provided that, unless otherwise agreed to by the Optionor, it shall be a term of each mortgage that the mortgagee or any person acquiring title to the Property upon enforcement of the mortgage shall hold the same subject to the right of the Optionor to receive the Optionor NSR hereunder as if the mortgagee or any such person had executed this Agreement.

TRANSFERS

14. The Optionee may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement, provided that any purchaser, grantee or transferee of any such interest shall have first delivered to the Optionor its agreement relating to this Agreement and to the Property, containing:

(a)       A covenant to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the
           Optionee to the same extent as if this Agreement had been originally executed by such purchaser, grantee or transferee; and

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(b)       A provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this paragraph (a).

No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement, whether to one or more transferees and whether in one or in a number of successive transfers, the Optionee shall be deemed to be discharged from all obligations hereunder save and except for the fulfilment of contractual commitments accrued due prior to the date on which the Optionee shall have no further interest in this Agreement.

15. If the Optionor should receive a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Optionor to purchase all or a part of the Optionor NSR interest in the Property, which offer the Optionor desires to accept:

(a)    The Optionor shall first offer (the "Offer") such interest in writing to the Optionee upon terms no less favourable than those offered by the Proposed
         Purchaser or intended to be offered by the Optionor, as the case may be;

(b)    The Offer shall specify the price, terms and conditions of such sale, the name of the Proposed Purchaser and shall, in the case of an intended offer by the Optionor, disclose the person or persons to whom the Optionor intends to offer its interest and, if the offer received by the Optionor from the
         Proposed Purchaser provides for any consideration payable to the Optionor otherwise than in cash, the Offer shall include the Optionor's good faith estimate of the cash equivalent of the non-cash consideration;

(c)    If within a period of 60 days of the receipt of the Offer the Optionee notifies the Optionor in writing that it will accept the Offer, the Optionor shall be bound to sell such interest to the Optionee on the terms and conditions of the Offer. If the Offer so accepted by the Optionee contains the Optionor's good faith estimate of the cash equivalent of the non cash consideration as aforesaid, and if the Optionee disagrees with the Optionor's best estimate, the
        Optionee shall so notify the Optionor at the time of acceptance and the Optionee shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the Optionee so notifies the Optionor, the acceptance by the Optionee shall be effective and binding upon the Optionor and the Optionee, and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration and shall be payable by the Optionee, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration. The
        Optionee shall in such case pay to the Optionor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Optionor being sold, the total purchase price which is specified in its notice to the Optionor and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration;

(d)    If the Optionee fails to notify the Optionor before the expiration of the time limited therefor that it will purchase the interest offered, the Optionor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for

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        a period of 60 days, but
        the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within such 60 days; and

(e)    Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Optionee, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

SURRENDER OF PROPERTY INTERESTS PRIOR TO TERMINATION OF AGREEMENT

16. The Optionor may at any time during the Option Period elect to abandon any one or more of the Mining Leases comprised in the Property by giving notice to the Optionee of such intention. Any leases so abandoned shall be in good standing under the laws of the jurisdiction in which they are situated for at least 6 months from the date of abandonment. Upon any such abandonment, the Mining Leases so abandoned shall for all purposes of this Agreement cease to form part of the Property.

FORCE MAJEURE

17. If the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Optionee from its obligations hereunder to maintain the Property in good standing. The Optionee shall give prompt notice to the Op! tionor of each event of force majeure and upon cessation of such event shall furnish to the Optionor with notice to that effect together with the particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

CONFIDENTIAL INFORMATION

18. No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee shall be published or disclosed by the Optionor without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies.

ARBITRATION

19. All disputes between the Parties arising under this Agreement, which the Parties are unable to resolve between themselves within 20 days, will be resolved by arbitration under the rules of the

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British Columbia International Commercial Arbitration Centre (" BCICAC ") by a sole arbitrator subject to the following:

(a)       Any Party may refer any dispute to arbitration by notice to the other and, within 30 days after receipt of such notice, the Parties will endeavour to agree on the appointment of a sole arbitrator, who will be capable of commencing the arbitration within 21 days of his appointment. In the event that the Parties are unable to agree on an arbitrator, the Parties agree to be bound by the rules of the BCICAC providing for the appointment of a sole arbitrator. The arbitrator will be an individu! al who by a combination of education and experience is competent to adjudicate the matter in dispute and who has indicated his willingness and ability to act as arbitrator

(b)       The decision of the arbitrator will be final and binding upon each of the Parties and will not be subject to appeal or judicial review.

DEFAULT

20. If at any time during the Option Period the Optionee is in default of any provision in this Agreement, the Optionor may terminate this Agreement, but only if:

(a)       It shall have first given to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached; and

(b)       The Optionee has not, within 45 days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance within a reasonable period of time, the Optionee hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay.

Should the Optionee fail to comply with the provision of sub-paragraph (b), the Optionor may thereafter terminate this Agreement by giving notice thereof to the Optionee.

RULE AGAINST PERPETUITIES

21. If any right, power or interest held by or to be acquired by any party in the Property under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of 20 years after the date of this Agreement.

NOTICES

22. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered, telegraphed or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or telegraphed or, if given by telecopier, shall be deemed conclusively to be the next business day. Either party may at any

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time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

GENERAL TERMS AND CONDITIONS

23. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

24. No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

25. The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

26. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

27. This Agreement shall be governed by and construed in accordance with the laws of British Columbia and shall be subject to the approval of all securities regulatory authorities having jurisdiction.

28. Time shall be of the essence in this Agreement.

29. Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

30. Any reference in this Agreement to currency shall be deemed to be lawful money of Canada otherwise specifically provided.

31. The following are the schedules annexed hereto and incorporated by reference and deemed to be part hereof:

    Schedule A   Description of Property
    Schedule B   Prospectors NSR Agreement
    Schedule C         Optionor NSR Agreement

32. If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

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33. Each of the parties hereto will pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement, and all other documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

GILDER ENTERPRISES LTD.

Per: __/s/ Joseph Bowes______________________
Authorized Signatory

Name:        Joseph Bowes
Title:           President

SIGNED, SEALED AND DELIVERED by	)
ROZEMARY E. WEBB in the presence of:	)
)
Dave R. Webb	)
)
Name	)
)
6120 185A St.	)	/s/ Rozemary E. Webb
)
Address	)	ROZEMARY E. WEBB
)
Surrey, BC	)
)
)
Businessman	)
)
Occupation	)

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SCHEDULE "A"

DESCRIPTION OF PROPERTY

MINING LEASES

MACKENZIE MINING DISTRICT
NORTHWEST TERRITORIES
CANADA

Mining Lease #	Lot #	Group#	Acres	Annual Rent	Rent Due

3004	798	964	36.87	$73.74	Dec 11

3005	800	964	44.66	89.32	Dec 11

3006	803	964	56.28	112.56	Dec 11

3007	805	964	49.72	99.44	Dec 11

3008	804	964	47.54	95.08	Dec 11

3009	797	964	41.39	82.78	Dec 11

3010	799	964	58.64	117.28	Dec 11

3011	801	964	42.80	85.60	Dec 11

3012	806	964	58.57	117.14	Dec 11

3013	807	964	43.87	87.74	Dec 11

3014	802	964	17.80	35.60	Dec 11

			498.14	$996.28

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SCHEDULE "B"

PROSPECTORS NSR AGREEMENT

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SCHEDULE "C"

OPTIONOR NSR AGREEMENT

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